Exhibit 99.2
For Immediate Release
FULL HOUSE RESORTS ANNOUNCES FAVORABLE COURT RULING
Las Vegas — May 31, 2007 — Full House Resorts (AMEX : FLL) announced today that the Michigan Supreme Court has once again upheld the validity of the Tribal-State Gaming Compact entered into with the Nottawaseppi Huron Band of Potawatomi and three other tribes. In its decision, released on May 30, 2007, five of the seven Justices upheld the argument presented by the Tribe and Full House’s subsidiary, Gaming Entertainment (Michigan) LLC, (“GEM”) that the plaintiff, Taxpayers of Michigan Against Casinos (TOMAC), could not present its arguments against the validity of the Compact for the first time on remand to the state Court of Appeals. The Court of Appeals had previously dismissed TOMAC’s arguments and the state Supreme Court upheld that decision.
     GEM, jointly owned with RAM Entertainment, LLC, a privately held company, has a management agreement with the Tribe, subject to approval by the National Indian Gaming Commission, to develop and manage the Firekeepers Casino on land recently taken into trust for the benefit of the Tribe in the Battle Creek area. The Tribe has engaged Merrill Lynch to obtain project financing of up to $275 million for this world-class facility. Plans for the casino include 2,500 slot machines, 90 table games, 20 poker tables and related amenities including fine dining, buffet and fast food outlets. Plans also call for a 2,000 vehicle parking structure for the convenience of the casino patrons.
     With final governmental approvals expected this summer, the project is on course to commence construction later this year with an opening in 2008.
     Andre M. Hilliou, Chief Executive Officer of Full House Resorts, said “we hope now once and for all these anti-gaming groups have seen that gaming is a legitimate business and in the case of Indian gaming, a highly successful means of funding tribal self-determination and self-sufficiency. We can now turn to the real work at hand and provide jobs and benefits for the people of southern Michigan.”
About Full House Resorts, Inc.
Full House owns, develops and manages gaming facilities. Full House owns the Stockman’s Casino and Holiday Inn Express in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 280 gaming machines, 4 table games and a keno game. The casino has a bar, a fine dining restaurant and a coffee shop. The Holiday Inn Express has 98 guest rooms, indoor and outdoor swimming pools, a sauna, fitness club, meeting room and business center. Full House also manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware, along with the owner of the adjacent racetrack. Midway Slots and Simulcast has a total of over 1,500 gaming devices, a 350-seat buffet, a 50-seat diner, gourmet Steak House and an entertainment lounge. Midway is in the process of a $40 million remodeling and expansion, scheduled to open in the summer of 2007. Full House also has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for the development and management of a first-class casino/resort with 2,500 gaming devices, 90 table games and 20 poker tables in the Battle Creek, Michigan area, which is currently in development. In addition, Full House has a Gaming Management Agreement with the Nambé Pueblo of New Mexico for the development of a coordinated entertainment venue centered on a 50,000 square foot casino and with the Northern Cheyenne Nation of Montana for the development and management of a 27,000 square foot gaming facility. Further information about Full House can be viewed on its web site at www.fullhouseresorts.com.
Forward-looking Statements
Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-KSB for the most recently ended fiscal year.
For the foregoing reasons, readers and investors are cautioned that there also can be no assurance that the outcomes expressed in Full House’s forward-looking statements included in this release and otherwise will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation or warranty by Full House or any other person that Full House’s objectives and plans will be achieved in any specified time frame, if at all. Full House does not undertake any obligation to update any forward-looking statements or to announce revisions to any forward-looking statements.
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For further information, contact:
Mark Miller, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com
Or
William R. Schmitt
Integrated Corporate Relations
203-682-8200
investors@fullhouseresorts.com